AMARC RESOURCES LTD.
Corporate Governance Charters and Policies

adopted June 2026

TABLE OF CONTENTS

Charter 1. BOARD OF DIRECTORS

1. PURPOSE

The Board of Directors (the "**Board**") of Amarc Resources Ltd. (the "**Corporation**") is responsible for the overall stewardship and development of the Corporation. The Board's fundamental objective is to promote the long-term success of the Corporation and to enhance value for its shareholders while being mindful of its other stakeholders. The Board discharges its responsibilities directly and through its duly constituted committees.

This Charter sets out the Board's responsibilities, composition requirements, and operating procedures. It is intended to complement, and not to replace or supersede, applicable provisions of the *Business Corporations Act* (British Columbia) (the "BCBCA"), the Corporation's Notice of Articles and Articles, and applicable securities legislation, stock exchange rules and the common law.

2. COMPOSITION AND INDEPENDENCE

2.1 Size of Board

The Board shall normally consist of a minimum of three (3) and a maximum of nine (9) directors, or such other number as the shareholders may otherwise determine by ordinary resolution from time to time, subject to the requirements of the BCBCA, Articles and applicable securities legislation, stock exchange rules and the common law.

2.2 Independence

The Board shall endeavour to have at all times a majority of directors who are "independent" within the meaning of National Instrument 52-110 (*Audit Committees*) ("NI 52-110") and National Instrument 58-101 (*Disclosure of Corporate Governance Practices*) ("NI 58-101"). For the purposes of this Charter, an "independent" director is one who has no direct or indirect material relationship with the Corporation that could, in the view of the Board, reasonably be expected to interfere with the exercise of that director's independent judgment.

2.3 Non-Independent Directors

The Board acknowledges that, as a junior resource exploration company listed on the TSX Venture Exchange ("TSXV"), it may qualify for certain exemptions from independence requirements under applicable CSA rules. Where the Board does not have a majority of independent directors, the Board shall disclose this fact, the reasons therefor, and the measures taken to ensure independent judgment, in the Corporation's annual information form, management information circular and other Canadian and US disclosure filings.

2.4 Chair of the Board

The Board shall appoint a Chair of the Board from among its members. Where practicable, the Chair shall be an independent director. If the Chair is not independent, the Board shall appoint a Lead Independent Director. The Chair shall be responsible for:

(a) providing leadership to the Board;

(b) managing the affairs of the Board, including ensuring the Board is organized properly and functions effectively;

(c) acting as liaison between the Board and management;

(d) presiding at all meetings of the Board and of shareholders; and

(e) ensuring that the Board's agenda appropriately reflects the needs and priorities of the Corporation.

2.5 Lead Independent Director

(a) Chairs meetings of the independent directors, including regularly scheduled in camera sessions held without management present.

(b) Presides over Board meetings in the absence of the Board Chair, or in circumstances where the Board Chair has or may have a conflict of interest.

(c) Assists in identifying and recruiting qualified independent director candidates, taking into account the specific needs and circumstances of a junior resource issuer, including technical, financial, and capital markets expertise relevant to the mining or exploration sector.

3. RESPONSIBILITIES OF THE BOARD

The Board is responsible for the overall stewardship and development of the Corporation and, in particular, shall:

3.1 Strategic Planning

(a) adopt a strategic planning process and regularly update it in the context of the business opportunities and material risks facing the Corporation;

(b) review and approve the Corporation's budget;

(c) monitor the Corporation's progress towards its strategic goals and objectives; and

(d) review and approve material transactions, including major acquisitions, dispositions, joint ventures, and significant (**over $5,000,000**) expenditures.

3.2 Risk Oversight

(a) identify and understand the principal risks of the Corporation's business, including exploration, operational, financial, environmental, regulatory, and market risks;

(b) ensure that appropriate systems are in place to manage those risks to acceptable levels and to disclose them;

(c) review reports from management and committees regarding risk management on a regular basis; and

(d) ensure the Corporation has implemented effective disclosure controls and procedures and internal controls over financial reporting, as required under National Instrument 52-109 (*Certification of Disclosure in Issuers' Annual and Interim Filings*) ("NI 52-109").

3.3 Succession Planning and Human Resources

(a) appoint and, where appropriate, replace the Chief Executive Officer ("**CEO**") and other senior officers of the Corporation including a Chief Financial Officer ("**CFO**") and Corporate Secretary;

(b) in consultation with the CEO and Nominating Governance and Compensation ("**NGC**") Committee, develop and maintain an effective process for management succession planning;

(c) set performance objectives for the CEO and CFO and evaluate the CEO's and CFO's performance against those objectives; and

(d) ensure appropriate plans are in place for the development and retention of other key management and technical talent.

3.4 Corporate Governance

(a) develop and implement sound corporate governance practices, including maintaining this Charter and the charters of all Board committees;

(b) ensure the Board operates reasonably independently of management and that individual directors exercise independent judgment;

(c) ensure the orientation and continuing education of current and incoming directors;

(d) review and approve, on at least an annual basis, the Corporation's code of business conduct and ethics (the "**Code of Conduct**");

(e) monitor compliance with the Code of Conduct and establish processes for the reporting and resolution of ethical concerns, including through a whistleblower mechanism; and

(f) assess the performance and effectiveness of the Board, its committees, and individual directors on a regular basis.

3.5 Disclosure and Communications

(a) With the Disclosure Committee, establish policies for the Corporation's communications with its shareholders and other stakeholders, including the disclosure policy forming part hereof;

(b) Give final approval the contents of significant disclosure documents, including the annual information form, annual and interim management's discussion and analysis, management information circular, US filings and material change reports;

(c) ensure that the Corporation meets its timely disclosure obligations under applicable Canadian and US securities laws and TSXV policies; and

(d) promote shareholder engagement and facilitate annual meetings of shareholders.

3.6 Financial Reporting and Internal Controls

(a) review and approve the audited annual financial statements, interim financial statements, and related management's discussion and analysis prior to public release;

(b) review and approve the Corporation's accounting policies and any proposed significant changes thereto;

(c) ensure that the Corporation has appropriate internal controls and risk management systems in place; and

(d) review reports from the Audit Committee regarding the integrity of financial reporting and the performance of the external auditor.

3.7 Resource Exploration and Development Matters

Given the nature of the Corporation's business as a junior resource explorer, the Board shall also:

(a) review and approve material exploration programs, including proposed drill programs, geophysical surveys, and preliminary feasibility assessments;

(b) oversee compliance with applicable mining laws and environmental regulatory requirements in British Columbia and any other applicable jurisdictions;

(c) receive and review reports from qualified persons in respect of material mineral resource estimates and technical reports prepared in accordance with National Instrument 43-101 (*Standards of Disclosure for Mineral Projects*) ("NI 43-101");

(d) authorize the issuance or filing of technical reports and related public disclosure; and

(e) approve property acquisitions, option agreements, joint venture arrangements, and other mineral property transactions.

4. DELEGATIONS AND COMMITTEES

4.1 Establishment of Committees

The Board shall maintain the following standing committees:

(a) Audit Committee;

(b) Compensation, Governance and Nominating ("**NGC**") Committee.

(c) Health, Safety, Environment and Indigenous ("**HSEI**") Committee

The Board may, in its discretion, establish and empower such other standing or special committees as it deems appropriate from time to time.

4.2 Committee Mandates

Each committee shall have a written charter approved by the Board setting out its mandate, composition, and responsibilities. The Board shall review each committee charter at least annually.

4.3 Delegation to Management; $5,000,000 Limit

The Board may from time-to-time delegate certain authorities to executive management to complete material transactions without prior board approval. Unless and until such delegation is otherwise determined executive management's authority to conclude a material transactions is limited to transactions having a nominal value of **[$5,000,000]**.

5. MEETINGS OF THE BOARD

5.1 Frequency

The Board shall meet formally at least four (4) times per year, with additional meetings as required. Board discussions and emails outside of formal meetings are not meetings however the records thereof should be retained by participants.

5.2 Agenda

The Chair, in consultation with the CEO and Corporate Secretary, shall set the agenda for each Board meeting approximately seven (7) days in advance of each meeting. Directors shall be entitled to request items be added to the agenda. Final agenda materials shall be distributed to directors at least two (2) business days in advance of each meeting, unless exceptional circumstances do not permit.

5.3 In-Camera Sessions

The independent directors shall meet in-camera (without non-independent directors and members of management present) after each regularly scheduled Board meeting, or as otherwise determined appropriate by the Chair or the independent directors themselves.

5.4 Quorum

A quorum for meetings of the Board shall be a majority of the directors then in office.

5.5 Participation by Electronic Means

Directors may participate in a meeting of the Board by telephone, video conference, or other communications medium that permits all persons participating in the meeting to communicate with each other simultaneously, in accordance with the BCBCA and the Articles.

5.6 Minutes

The Corporate Secretary shall prepare minutes of each Board meeting. Draft minutes shall be circulated to all directors for review within five (5) business days and approval at the subsequent Board meeting. Board meetings will not be recorded if any director objects which he or she may do without giving reasons.

6. DIRECTOR RESPONSIBILITIES AND EXPECTATIONS

Each director is expected to:

(a) act honestly and in good faith with a view to the best interests of the Corporation;

(b) exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances;

(c) comply with the BCBCA, the Corporation's Articles, applicable securities laws, TSXV policies, and the Corporation's Code of Conduct, US law as applicable and the common law;

(d) prepare for, attend, and actively participate in meetings of the Board and any committee on which the director serves;

(e) maintain strict confidentiality regarding all Board deliberations and confidential information of the Corporation;

(f) promptly disclose and recuse themselves from deliberations and votes on any matter in which they have or may have a material conflict of interest, in accordance with the BCBCA; and

(g) maintain and enhance their knowledge and understanding of the Corporation's business, including the junior resource exploration industry in British Columbia and applicable regulatory frameworks.

7. DIRECTOR COMPENSATION

Director compensation shall be recommended by the Compensation Committee and approved by the Board, having regard to:

(a) the responsibilities and time commitment required of directors;

(b) compensation levels paid by comparable public junior resource companies by establishing and monitoring a peer group;

(c) applicable regulatory policies governing equity-based compensation, including the requirement for shareholder approval of the stock option plan and any advance notice requirements; and

(d) the principle that director compensation should align directors' interests with those of shareholders.

8. ACCESS TO INFORMATION AND ADVISORS

8.1 Directors shall have full access to management and to all information, books, and records of the Corporation as required to fulfill their responsibilities.

8.2 The Board and any Committee may retain outside advisors at the Corporation's expense, including independent legal counsel and other experts, at the expense of the Corporation, at any time when the Board considers it necessary or advisable to do so.

9. REVIEW OF CHARTER

The Board shall review and assess the adequacy of this Charter at least annually and approve any amendments as it considers appropriate. This Charter shall be made available on the Corporation's website and disclosed in the Corporation's annual management information circular or annual information form, as required by applicable securities regulations.

Adopted by the Board of Directors on: June 18, 2026

Charter 2. AUDIT COMMITEE

1. PURPOSE

The Audit Committee is a standing Committee of the Board of Directors (the "Board") of Amarc Resources Ltd. (the "Corporation"). The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

(a) the integrity of the Corporation's financial statements and financial reporting process;

(b) the Corporation's systems of internal controls and risk management;

(c) the external audit process and the performance, qualifications, and independence of the external auditor;

(d) the Corporation's compliance with applicable legal and regulatory requirements relating to financial reporting; and

(e) such other matters as the Board may delegate to the Audit Committee from time to time.

This Charter has been adopted pursuant to the requirements of National Instrument 52-110 (*Audit Committees*) ("NI 52-110"), as it applies to a "venture issuer" listed on the TSX Venture Exchange ("TSXV"). If the Corporation ceases to be a Venture Issuer, it shall comply with applicable non-Venture rules.

2. COMPOSITION

2.1 Number of Members

The Audit Committee shall consist of a minimum of three (3) members of the Board, provided that the Board, as a TSXV-listed venture issuer, acknowledges the availability of certain exemptions under NI 52-110 for venture issuers to have a majority of independent directors. Subject to available exemptions, the Audit Committee shall be composed in accordance with the requirements of NI 52-110 as applicable to venture issuers.

2.2 Independence and Financial Literacy

(a) Each member of the Audit Committee should, to the extent practicable, be "independent" within the meaning of NI 52-110 and should be "financially literate" within the meaning of NI 52-110, meaning that he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to those that can reasonably be expected to be raised by the Corporation's financial statements.

(b) As a venture issuer, the Corporation relies upon the venture issuer exemption in NI 52-110, Part 6. Accordingly, the Audit Committee is not required to be composed entirely of independent directors, provided that the Corporation discloses this reliance in its disclosures.

2.3 Appointment

Members of the Audit Committee shall be appointed by the Board, on the recommendation of the NGC Committee, annually or as required.

2.4 Chair of the Audit Committee

The Board shall appoint a Chair of the Audit Committee from among its members. The Chair shall be an independent director, and shall be financially literate. The Chair is responsible for providing leadership to the Audit Committee, managing the affairs of the Audit Committee, and reporting Audit Committee activities to the Board.

3. RESPONSIBILITIES

3.1 Financial Reporting

The Audit Committee shall:

(a) review and recommend to the Board for approval the Corporation's annual audited financial statements, including the auditor's report thereon, and the related management's discussion and analysis ("MD&A") and annual information form, prior to their public disclosure;

(b) review and recommend to the Board for approval the Corporation's interim (quarterly) unaudited financial statements and related MD&A prior to their public disclosure;

(c) review and discuss with management and the external auditor all significant accounting policies and any proposed changes thereto, and the appropriateness of accounting treatments applied to significant transactions;

(d) review and assess the Corporation's compliance with applicable financial reporting standards, including International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board and adopted for use in Canada;

(e) review all US filings and the continued availability of an exemption form registration; and

(f) review any material non-recurring transactions or accounting estimates and discuss these with management and the external auditor.

3.2 External Auditor

The Audit Committee shall:

(a) be directly responsible, on behalf of the Board and the shareholders, for the selection, appointment, compensation, oversight, and, where appropriate, replacement of the external auditor;

(b) review and approve the terms of the external auditor's engagement, including the audit engagement letter and fees;

(c) evaluate the performance, qualifications, and independence of the external auditor on at least an annual basis;

(d) review and approve, or pre-approve, all non-audit services to be provided by the external auditor, having regard to the potential impact on auditor independence, in accordance with applicable policies;

(e) meet separately with the external auditor, without management present, at each regularly scheduled Audit Committee meeting or at least annually;

(f) review the external auditor's proposed audit scope and approach for the upcoming annual audit;

(g) review the results of the annual audit, including any significant findings, recommendations, and management's responses; and

(h) ensure the external auditor reports directly to the Audit Committee.

3.3 Internal Controls and Risk Management

The Audit Committee shall:

(a) review and assess the adequacy and effectiveness of the Corporation's internal controls over financial reporting and disclosure controls and procedures, including the basis for the certifications provided by the CEO and CFO pursuant to NI 52-109;

(b) review reports from management regarding any significant deficiencies or material weaknesses in internal controls and management's remediation plans;

(c) oversee the Corporation's risk management framework as it relates to financial reporting and disclosure;

(d) review reports regarding fraud risk and the Corporation's anti-fraud controls; and

(e) review with management and the external auditor any significant matters identified in respect of the adequacy of the Corporation's financial reporting systems.

3.4 Whistleblower and Complaints Procedures

The Audit Committee shall:

(a) establish, maintain, and oversee procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

(b) establish, maintain, and oversee procedures for the confidential, anonymous submission by employees of the Corporation or other of concerns regarding questionable accounting or auditing matters.

3.5 NI 43-101 and SEC Financial Disclosures

In the context of the Corporation's business as a junior resource explorer, the Audit Committee shall:

(a) review the financial aspects of material NI 43-101 technical reports and mineral resource disclosures prior to release, in conjunction with any review by the Board or the Health, Safety, Environment and Sustainability Committee;

(b) review the accounting treatment of exploration and evaluation expenditures, including capitalization and impairment policies under applicable IFRS standards;

(c) comply with US securities laws requirements for a foreign private issuer in particular technical disclosure under US S-K 1300 for 20F or 40F in the multi-jurisdictional disclosure system ("MJDS") if the Corporation qualifies for, and elects to adopt MJDS; and

(d) review and approve the financial disclosure relating to exploration properties in the Corporation's financial statements and MD&A.

3.6 Related Party Transactions

The Audit Committee shall:

(a) review and approve all proposed related party transactions involving directors, officers, or significant shareholders of the Corporation; and

(b) consider whether any such transactions are on terms no less favourable than those available in arm's-length transactions, and are in the best interests of the Corporation and its shareholders.

3.7 Legal and Regulatory Compliance

The Audit Committee shall:

(a) review with management and the external auditor any material legal, regulatory, or compliance matters that may have a significant impact on the Corporation's financial statements; and

(b) receive and review reports from management regarding compliance with applicable laws and regulations relating to financial reporting.

4. MEETINGS

4.1 Frequency

The Audit Committee shall meet at least four (4) times per year, generally aligned with the Corporation's quarterly financial reporting cycle, and shall meet at such other times as it considers necessary.

4.2 In-Camera Sessions

At each regularly scheduled Audit Committee meeting, the Audit Committee shall meet separately:

(a) with the external auditor, without management present; and

(b) among the independent members of the Audit Committee, without management or non-independent directors present.

4.3 Quorum

A quorum for any meeting of the Audit Committee shall be a majority of its members.

4.4 Access

The Audit Committee shall have access to all books, records, and personnel of the Corporation as may be required to fulfill its responsibilities.

5. REPORTING TO THE BOARD

The Chair of the Audit Committee shall report to the Board following each Audit Committee meeting on the Audit Committee's activities, findings, and recommendations. The Audit Committee shall report annually to shareholders in the Corporation's management information circular or annual information form, as required by NI 52-110.

6. AUTHORITY

The Audit Committee is authorized to:

(a) investigate any matters within its mandate;

(b) seek any information it requires from employees, and all employees are directed to cooperate with requests made by the Audit Committee;

(c) retain independent legal counsel, accounting advisors, or other external advisors at the expense of the Corporation; and

(d) pre-approve all audit and non-audit services provided by the external auditor, in accordance with applicable policy.

7. REVIEW OF CHARTER

The Audit Committee shall review and assess the adequacy of this Charter at least annually and recommend any changes to the Board for approval. This Charter shall be disclosed in the Corporation's annual information form, as required by NI 52-110.

Adopted by the Board of Directors on: June 18, 2026

Charter 3., NOMINATING, GOVERNANCE AND COMPENSATION ("NGC") COMMITEE

1. PURPOSE

The Nominating Governance and Compensation (the "**NGC Committee**") is a standing committee of the Board of Directors (the "Board") of Amarc Resources Ltd. (the "Corporation"). The purpose of the NGC Committee is to assist the Board in fulfilling its responsibilities with respect to:

(a) identifying and recommending qualified candidates for election or appointment to the Board and considering Board and management succession issues;

(b) developing and overseeing the Corporation's approach to corporate governance, including the development and assessment of corporate governance principles, policies, and guidelines;

(c) assessing the composition, effectiveness, and performance of the Board and the NGC Committee;

(d) the oversight and administration of the compensation of the Corporation's directors, executive officers, and senior employees;

(e) the review and recommendation of equity-based compensation programs, including the Corporation's stock option plan and any restricted share unit or other equity incentive plans;

(f) ensuring that the Corporation's compensation programs are aligned with shareholder value creation, market comparables, and the requirements of applicable securities laws and TSXV policies; and

(g) ensuring appropriate director orientation, continuing education, and development programs are in place.

2. COMPOSITION

2.1 Members

The NGC Committee shall consist of a minimum of two (2) members of the Board, the majority of whom should be independent directors within the meaning of NI 58-101 and NI 52-110 (or both of them if there are only two).

2.2 Appointment

Members shall be appointed annually by the Board.

2.3 Chair

The Board shall appoint a Chair of the NGC Committee, who should be an independent director.

3. RESPONSIBILITIES

3.1 Executive Compensation

The NGC Committee shall:

(a) review and recommend to the Board the compensation arrangements for the CEO, and review and approve the compensation arrangements for all other executive officers, including base salary, annual cash incentives, equity-based awards, and other benefits;

(b) develop and review the Corporation's executive compensation philosophy, policies, and programs to ensure they are competitive, equitable, performance-oriented, and aligned with the Corporation's strategic objectives and the interests of shareholders;

(c) review and consider the compensation risk profile to ensure that compensation practices do not encourage excessive risk-taking;

(d) review and approve any employment, consulting, severance, change of control, or similar agreements with executive officers; and

(e) review and approve any claw-back policies applicable to executive compensation.

3.2 CEO Performance

The NGC Committee shall:

(a) recommend to the Board the corporate performance goals and objectives to be used in evaluating the CEO's performance;

(b) review the CEO's performance against those goals and objectives and report to the Board; and

(c) make recommendations to the Board regarding the CEO's total compensation, taking into account the performance evaluation.

3.3 Equity-Based Compensation Plans

The NGC Committee shall:

(a) administer and make recommendations to the Board regarding the Corporation's stock option plan, and any restricted share unit plan, or other equity incentive plans, subject to TSXV policies and applicable shareholder approval requirements;

(b) recommend to the Board grants of stock options and other equity incentive awards to directors, officers, employees, and consultants of the Corporation, in accordance with the applicable plan and TSXV policies (including TSXV Policy 4.4);

(c) review and ensure compliance with TSXV rules relating to equity compensation, including the number of options that may be granted, exercise price requirements, vesting conditions, and blackout period restrictions;

(d) ensure that all equity grant approvals are obtained in accordance with applicable securities laws and TSXV policies, including any required shareholder approvals; and

(e) review the dilutive impact of all outstanding equity awards on a regular basis.

3.4 Director Compensation

The NGC Committee shall:

(a) periodically review and make recommendations to the Board regarding the compensation of non-executive directors, including any cash retainers, meeting fees, and equity awards; and

(b) ensure that director compensation is reasonable and consistent with the interests of shareholders and applicable TSXV policies.

3.5 Compensation Disclosure

The NGC Committee shall:

(a) review and approve the executive compensation disclosure included in the Corporation's annual management information circular, including the Statement of Executive Compensation, the Compensation Discussion and Analysis (or equivalent disclosure for a venture issuer), and the disclosure of equity awards; and

(b) ensure that all compensation disclosure is complete, accurate, and compliant with the requirements of Form 51-102F6 (*Statement of Executive Compensation*) and conform these approvals to the Audit Committee.

3.6 Human Resources Oversight

The NGC Committee shall:

(a) review and recommend to the Board any significant changes to the Corporation's human resources policies, including policies relating to health and safety, harassment, equity, and diversity;

(b) review succession planning for the CEO and other key management positions; and

(c) review and recommend to the Board any significant employee benefit programs.

3.7 Corporate Governance Oversight

The NGC Committee shall:

(a) develop, recommend to the Board, and periodically review a set of corporate governance principles and guidelines applicable to the Corporation;

(b) review and assess compliance with applicable corporate governance requirements under NI 58-101, NP 58-201, TSXV policies, and the BCBCA;

(c) prepare or review the corporate governance disclosure required to be included in the Corporation's annual management information circular or annual information form, including the Form 58-101F2 (*Corporate Governance Disclosure (Venture Issuers)*) disclosure;

(d) review and recommend to the Board all material governance policies and charters, including this Charter, the Board Charter, and all NGC Committee charters;

(e) consider and make recommendations to the Board regarding the adoption of new governance policies and any proposed amendments to existing policies; and

(f) monitor developments in applicable securities laws, stock exchange rules, and best practices in corporate governance that may be relevant to the Corporation.

3.8 Board Composition and Director Nominations

The NGC Committee shall:

(a) establish and review criteria for Board membership, including required skills, expertise, experience, diversity, and independence;

(b) maintain a skills matrix for the Board identifying the skills, competencies, and experience represented on the Board and identifying any gaps;

(c) identify and assess prospective candidates for election or appointment to the Board, having regard to the current composition of the Board, the Board's skills matrix, applicable independence criteria, diversity considerations, and the needs of the Corporation;

(d) recommend to the Board a slate of director nominees for election at each annual general meeting of shareholders;

(e) recommend to the Board the appointment of directors to fill vacancies on the Board between annual general meetings; and

(f) review and make recommendations to the Board regarding the adoption of an advance notice policy governing nominations of directors by shareholders.

3.9 Board and NGC Committee Assessment

The NGC Committee shall:

(a) develop and oversee a process for the annual evaluation of the performance and effectiveness of the Board as a whole, each Board NGC Committee, the Chair of the Board, and each individual director;

(b) review the results of the performance evaluation process and report to the Board with recommendations for improvements; and

(c) make recommendations regarding changes to the composition of the Board and its NGC Committees based on the evaluation results.

3.10 Orientation and Continuing Education

The NGC Committee shall:

(a) develop and oversee an orientation program for new directors, including information regarding the Corporation's business, operations, and governance framework, its mineral exploration activities in British Columbia and other jurisdictions, and applicable legal and regulatory requirements including NI 43-101;

(b) develop and oversee a continuing education program for directors, including updates on regulatory developments, governance best practices, and relevant technical matters relating to the resource exploration sector; and

(c) ensure that all directors have adequate access to management, expert advisors, and information to fulfill their responsibilities.

3.11 Code of Conduct and Ethics

The NGC Committee shall:

(a) review, and recommend to the Board for adoption, a code of business conduct and ethics ("Code of Conduct") applicable to all directors, officers, and employees of the Corporation;

(b) oversee compliance with the Code of Conduct and review any alleged violations;

(c) review and recommend to the Board for approval any proposed amendments to the Code of Conduct; and

(d) review and recommend to the Board a conflicts of interest policy and monitor compliance therewith.

3.12 Diversity Policy

The NGC Committee shall:

(a) consider and recommend to the Board a policy regarding the representation of women and other underrepresented groups on the Board and in senior management;

(b) review diversity considerations in connection with proposed director nominations and the selection of senior officers; and

(c) oversee the disclosure of the Corporation's approach to diversity, including the disclosure required under applicable securities and stock exchange policies.

4. MEETINGS

4.1 Frequency

The NGC Committee shall meet at least twice (2) per year, and at such other times as may be necessary to fulfill its mandate.

4.2 Quorum

A quorum shall be a majority of the NGC Committee members.

4.3 In Camera Sessions

The NGC Committee shall meet in-camera as appropriate.

5. AUTHORITY

The NGC Committee is authorized to:

5.1 The NGC Committee is authorized to retain independent compensation consultants, legal counsel, or other advisors at the expense of the Corporation, without seeking Board approval, as it deems necessary to fulfill its mandate.

5.2 The NGC Committee shall have sole authority to retain, compensate, oversee, and terminate any compensation consultant or advisor engaged to assist the NGC Committee.

5.3 The NGC Committee shall assess the independence of any compensation consultant or advisor prior to retaining them and shall disclose any such engagement in the Corporation's management information circular.

5.4 conduct searches for director candidates using the Corporation's internal resources or external search firms, at the expense of the Corporation; and

5.5 retain independent legal counsel or other advisors at the expense of the Corporation as it considers necessary to fulfill its mandate.

6. REPORTING TO THE BOARD

The Chair of the NGC Committee shall report to the Board following each NGC Committee meeting on the NGC Committee's activities and recommendations.

7. REVIEW OF CHARTER

The NGC Committee shall review this Charter at least annually and recommend any changes to the Board for approval.

Adopted by the Board of Directors on: June 18, 2026

Charter 4. CHARTER OF THE HEALTH, SAFETY, ENVIRONMENT AND INDIGENOUS ("HSEI") COMMITTEE

1. PURPOSE

The Health, Safety, Environment and Indigenous Committee (the "**HSEI Committee**") is a standing HSEI Committee of the Board of Directors (the "Board") of Amarc Resources Ltd. (the "Corporation"). The purpose of the HSEI Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

(a) the health and safety of the Corporation's workers, contractors, and communities in which it operates;

(b) the Corporation's environmental stewardship obligations, including compliance with applicable British Columbia and federal environmental laws and regulations;

(c) the Corporation's relationships with Indigenous communities and its obligations under the duty to consult and accommodate and applicable Indigenous rights frameworks;

(d) the Corporation's sustainability and environmental, social, and governance ("**ESG**") practices and reporting; and

(e) compliance with applicable environmental and permitting requirements in connection with the Corporation's mineral exploration activities in British Columbia and other jurisdictions.

2. COMPOSITION

2.1 Members

The HSEI Committee shall consist of a minimum of two (2) members of the Board, at least one (1) of whom should be an independent director. Membership should include at least one director with relevant expertise or experience in environmental, health and safety, or sustainability matters.

2.2 Appointment

Members shall be appointed annually by the Board on the recommendation of the Corporate Governance and Nominating HSEI Committee.

2.3 Chair

The Board shall appoint a Chair of the HSEI Committee from among its members.

3. RESPONSIBILITIES

3.1 Health and Safety

The HSEI Committee shall:

(a) oversee the Corporation's health and safety programs, policies, and practices applicable to its exploration programs, including field programs in British Columbia;

(b) review and monitor compliance with applicable occupational health and safety legislation, including the *Workers Compensation Act* (British Columbia), the *Mines Act* (British Columbia) (the "Mines Act"), and associated regulations;

(c) review reports from management regarding health and safety incidents, near misses, and corrective actions;

(d) review and recommend to the Board for approval any material changes to the Corporation's health and safety policies; and

(e) assess whether the Corporation has adequate health and safety management systems in place, having regard to the nature and risk profile of the Corporation's exploration activities.

3.2 Environmental Compliance and Stewardship

The HSEI Committee shall:

(a) oversee the Corporation's environmental compliance programs and policies, including compliance with the *Environmental Management Act* (British Columbia), the *Mines Act*, the *Environmental Assessment Act* (British Columbia), and applicable federal environmental legislation;

(b) review and monitor the status of all material environmental permits, authorizations, and notifications required for the Corporation's exploration activities, including those issued under the Mines Act and associated regulations (including the *Health, Safety and Reclamation Code for Mines in British Columbia*);

(c) review and assess the Corporation's environmental liabilities and reclamation and remediation obligations, including the adequacy of any reclamation security posted by the Corporation;

(d) receive and review reports from management regarding environmental incidents, complaints, and regulatory inspections or orders;

(e) review and recommend to the Board for approval the Corporation's environmental policy and material environmental management plans; and

(f) oversee the Corporation's land and biological diversity stewardship commitments and practices.

3.3 Indigenous Peoples and Community Relations

The HSEI Committee shall:

(a) oversee the Corporation's obligations and practices in connection with the duty to consult and accommodate Indigenous peoples in respect of proposed exploration activities in British Columbia, in accordance with applicable case law (including *Haida Nation v. British Columbia (Minister of Forests)*, 2004 SCC 73), the *Declaration on the Rights of Indigenous Peoples Act* (British Columbia), and the *United Nations Declaration on the Rights of Indigenous Peoples* ("UNDRIP");

(b) review the status of the Corporation's engagement with First Nations and Indigenous communities potentially affected by the Corporation's mineral exploration activities;

(c) oversee the development and maintenance of any impact benefit agreements, memoranda of understanding, or other agreements with Indigenous communities; and

(d) review reports from management on the Corporation's community relations, including engagement with local communities, governments, and other stakeholders in the areas where the Corporation operates.

3.4 NI 43-101 and Exploration Program Oversight

The HSEI Committee shall:

(a) in conjunction with the Board, review the environmental and community aspects of proposed material exploration programs;

(b) review the environmental baseline information, permitting status, and reclamation plans relevant to mineral exploration and development programs; and

(c) receive and review reports from the Corporation's Qualified Persons on environmental and sustainability matters relating to NI 43-101 technical reports and mineral property disclosures, where applicable.

3.5 ESG and Sustainability Reporting

The HSEI Committee shall:

(a) oversee the Corporation's ESG strategy, including the identification of material ESG risks and opportunities relevant to the Corporation's business as a junior resource explorer;

(b) review and recommend to the Board for approval the Corporation's sustainability or ESG disclosures, whether included in regulatory filings or in a separate sustainability report;

(c) monitor developing sustainability reporting frameworks, including those being considered by the Canadian Securities Administrators in relation to climate-related disclosures, and assess their applicability to the Corporation; and

(d) review the Corporation's climate-related risks and opportunities, including physical and transition risks associated with its exploration properties in British Columbia.

3.6 Crisis and Emergency Management

The HSEI Committee shall:

(a) review the Corporation's emergency response and crisis management plans applicable to its exploration activities;

(b) receive reports following any significant health, safety, or environmental incident; and

(c) review management's post-incident analysis and corrective action plans.

4. MEETINGS

4.1 Frequency

The HSEI Committee shall meet at least twice (2) per year, and at such additional times as may be necessary to fulfill its mandate, including in response to material incidents or regulatory developments.

4.2 Quorum

A quorum shall be a majority of the HSEI Committee members (both of them if only two).

4.3 Expert Access

The HSEI Committee may invite management, technical consultants, legal counsel, qualified persons (as defined in NI 43-101), environmental advisors, and Indigenous relations advisors to attend HSEI Committee meetings as appropriate.

5. AUTHORITY

The Committee is authorized to:

(a) investigate any matters within its mandate;

(b) access all relevant information, personnel, and records of the Corporation; and

(c) retain independent legal counsel, environmental consultants, Indigenous relations advisors, or other experts at the expense of the Corporation as it considers necessary.

6. REPORTING TO THE BOARD

The Chair of the Committee shall report to the Board following each Committee meeting on the Committee's activities, findings, and recommendations. Significant environmental, health and safety, or community relations matters shall be reported to the Board promptly.

7. REVIEW OF CHARTER

The Committee shall review this Charter at least annually and recommend any changes to the Board for approval.

Adopted by the Board of Directors on: June 18, 2026

Policy 5. STOCK TRADING POLICY

1. PURPOSE AND SCOPE

1.1 Purpose

This Stock Trading Policy (this "**Trading Policy**") of Amarc Resources Ltd. (the "Corporation") has been adopted to promote compliance with applicable Canadian securities laws prohibiting insider trading and tipping, to protect the Corporation and its directors, officers, employees, and consultants from the serious legal and reputational risks associated with improper trading in securities, and to maintain market integrity and investor confidence in the Corporation's securities.

1.2 Scope

This Trading Policy applies to all directors, officers, employees, and consultants of the Corporation and its subsidiaries (collectively, "**Covered Persons**"), as well as to their respective immediate family members residing in the same household and any corporations, trusts, partnerships, or other entities over which a Covered Person exercises control or direction (collectively, "**Related Parties**"). Covered Persons are responsible for ensuring that their Related Parties comply with this Trading Policy.

Covered Persons are expected to carefully review and understand their obligations under this Trading Policy and applicable securities laws and to request assistance of the Company's counsel in understanding the policy if and when required.

1.3 Legal Context

This Trading Policy is adopted in the context of applicable Canadian securities legislation, including the Securities Act (British Columbia) (the "BC Securities Act"), National Instrument 55-104 (Insider Reporting Requirements and Exemptions) ("NI 55-104"), and the rules and policies of the TSX Venture Exchange ("TSXV"). This Trading Policy supplements but does not replace applicable law. In any case of conflict, applicable law prevails.

2. DEFINITIONS

For the purposes of this Trading Policy:

(a) "**Material Non-Public Information" or "MNPI**" means information about the Corporation that: (i) has not been generally disclosed to the public; and (ii) if disclosed, would reasonably be expected to have a significant effect on the market price or value of the Corporation's securities. Examples of information that may constitute MNPI include, without limitation: results of drill programs, assay results, mineral resource estimates, proposed acquisitions or dispositions of mineral properties, proposed financings or issuances of securities, changes in key management personnel, material legal proceedings, and any other information that a reasonable investor would consider important in deciding whether to buy, sell, or hold securities of the Corporation.

(b) "**Reporting Insider**" has the meaning ascribed to it in NI 55-104 and includes directors and senior officers of the Corporation.

(c) "**Securities**" includes common shares, warrants, stock options, and any other securities of the Corporation.

(d) "**Trading**" includes buying, selling, transferring, privately optioning, pledging, gifting, or otherwise dealing in Securities or entering into any hedging, derivative, or other transaction that has the economic effect of an acquisition or disposition of Securities.

(e) "**Blackout Period**" has the meaning set out in Section 5 of this Trading Policy.

3. PROHIBITION ON INSIDER TRADING AND TIPPING

3.1 Prohibition on Trading on Material Non-Public Information

No Covered Person may Trade in Securities of the Corporation, directly or indirectly through Related Parties, at any time when that person is in possession of MNPI concerning the Corporation, regardless of how or when that information was obtained.

3.2 Prohibition on Tipping

No Covered Person may disclose MNPI concerning the Corporation to any other person (other than in the necessary course of business and then only upon communicating that the recipient may not engage in Trading or pass this information on.

3.3 No De Minimus Exceptions

There are no exceptions to the prohibitions in Sections 3.1 and 3.2 by reason of the fact that a Covered Person believes that the MNPI will become public soon, or that the MNPI is not the primary reason for the proposed Trade, or that the Trade is small in size.

4. PRE-CLEARANCE REQUIREMENT

4.1 Covered Persons Subject to Pre-Clearance

All directors, officers, and any other Covered Persons designated by the Board from time to time (collectively, "Pre-Clearance Persons") must obtain email pre-clearance before engaging in any Trade in Securities of the Corporation.

4.2 Pre-Clearance Procedure

A Pre-Clearance Person wishing to Trade must:

(a) submit an email request for pre-clearance to the Compliance Officer (as defined in Section 9 of this Policy) before executing any Trade;

(b) confirm in the request that the Pre-Clearance Person is not in possession of MNPI; and

(c) obtain email confirmation of approval from the Compliance Officer before proceeding.

4.3 Timing of Approval

Pre-clearance approval, if granted, is valid for five (5) business days only. If the proposed Trade is not completed within that period, a new pre-clearance request must be submitted.

4.4 Denial of Pre-Clearance

The Compliance Officer may deny pre-clearance for any reason in the Compliance Officer's sole discretion, including if the Compliance Officer has reason to believe that the Pre-Clearance Person may be in possession of MNPI, that a Blackout Period applies, or that the proposed Trade would otherwise violate applicable law or this Trading Policy. Denial of pre-clearance is to be kept confidential by the person to whom it has been communicated.

5. BLACKOUT PERIODS

5.1 Quarterly Blackout Periods

Covered Persons are prohibited from Trading in Securities of the Corporation during the following recurring blackout periods ("Blackout Periods"):

(a) the period commencing on the first day of the last week of each fiscal quarter of the Corporation and ending at the opening of the second trading day following the public release of the Corporation's quarterly or annual financial results for that fiscal quarter; and

(b) any other period designated as a Blackout Period by the Compliance Officer or the Board.

5.2 Event-Specific Blackout Periods

The Compliance Officer may, from time to time, impose an event-specific blackout period with respect to any specific event or circumstance that gives rise to MNPI, including in connection with a proposed acquisition, disposition, financing, or material exploration result. Covered Persons who are notified of an event-specific blackout period are required to maintain strict confidentiality regarding the existence of the blackout period.

5.3 Exception for Exercises of Options

The Blackout Period restrictions do not apply to the cash-paid exercise of stock options into shares of the Corporation where the Covered Person retains the shares so acquired. However, the sale of any shares acquired upon exercise of options, or the use of a cashless exercise feature, is not permitted and subject to all trading restrictions under this Trading Policy.

6. PROHIBITED TRANSACTIONS

6.1 Short Sales

No Covered Person may engage in short sales of Securities of the Corporation at any time.

6.2 Hedging and Derivative Transactions

No Covered Person may enter into any hedging, monetization, or derivative transaction that is designed to or has the effect of hedging against or offsetting any decrease in the market value of Securities of the Corporation held by that person.

6.3 Margin Accounts and Pledging

No Covered Person may borrow against or margin Securities to the extent that there is a reasonable risk of a forced sale would result from a margin call or default at a time when the Covered Person would otherwise be prohibited from Trading.

6.4 Speculative Trading

Covered Persons are strongly discouraged from engaging in short-term or speculative trading in Securities of the Corporation.

7. INSIDER REPORTING OBLIGATIONS

7.1 Reporting Insider Obligations

Reporting Insiders are required to file insider trading reports in accordance with NI 55-104 and applicable TSXV requirements. Reporting Insiders must file an initial insider report and must report any change in their direct or indirect beneficial ownership or control of Securities of the Corporation within the timeframes prescribed by applicable securities laws.

7.2 Assistance

The Compliance Officer shall maintain a register of Reporting Insiders and shall provide reasonable assistance to Reporting Insiders in meeting their reporting obligations, but ultimate responsibility for timely and accurate reporting rests with each Reporting Insider individually.

8. TRADING PLANS

8.1 Automatic Securities Disposition Plans

Notwithstanding the foregoing, a Covered Person may Trade pursuant to a written automatic securities disposition plan ("ASDP") that complies with the following conditions:

(a) the ASDP was entered into at a time when the Covered Person was not in possession of MNPI and no Blackout Period was in effect;

(b) the ASDP was approved in advance by the Compliance Officer;

(c) the ASDP specifies the amount, price, and timing of Trades (or provides a formula for determining such parameters) and does not permit the Covered Person to exercise any subsequent discretion over the manner, timing, or amount of Trades;

(d) the ASDP has not been amended or modified; and

(e) the Covered Person does not otherwise Trade outside of the ASDP.

8.2 Cancellation

A Covered Person who cancels or suspends an ASDP while in possession of MNPI or during a Blackout Period may not re-enter an ASDP or Trade until the next open trading window following the cancellation.

9. COMPLIANCE OFFICER

9.1 The Board shall designate a Compliance Officer for the purposes of this Trading Policy (the "Compliance Officer"). Unless otherwise designated by the Board, the Compliance Officer shall be the Corporation's Corporate Secretary.

9.2 The Compliance Officer's responsibilities include:

(a) administering this Trading Policy and answering questions about its application;

(b) approving or denying pre-clearance requests;

(c) maintaining a list of Pre-Clearance Persons and Reporting Insiders;

(d) imposing event-specific Blackout Periods as appropriate; and

(e) reviewing this Trading Policy at least annually and recommending amendments to the Board.

10. CONSEQUENCES OF VIOLATIONS

10.1 Violations of this Trading Policy may result in:

(a) disciplinary action, up to and including termination of employment, request to resign a directorship, or consulting arrangements;

(b) civil liability for damages suffered by others as a result of improper trading;

(c) administrative sanctions, including fines and cease-trading orders imposed by the British Columbia Securities Commission or other applicable securities regulators; and

(d) criminal prosecution under applicable securities legislation.

10.2 Violations of this Trading Policy will be reported to the Board and may be reported to applicable regulatory authorities depending on severity or frequency.

11. QUESTIONS AND TRAINING

Covered Persons who have questions about the application of this Trading Policy to a specific transaction or circumstance should contact the Compliance Officer before proceeding. The Corporation will provide periodic training to directors, officers, and senior employees regarding the requirements of this Trading Policy.

12. REVIEW OF TRADING POLICY

This Trading Policy shall be reviewed by the Compliance Officer at least annually and any recommended changes shall be submitted to the Audit Committee and the Board for approval.

Adopted by the Board of Directors on: June 18, 2026

Policy 6. WHISTLEBLOWER POLICY

1. PURPOSE

Amarc Resources Ltd. (the "Corporation") is committed to the highest standards of legal, ethical, and financial conduct. This policy (this "**Whistleblower Policy**") is intended to:

(a) encourage and facilitate the reporting of concerns or complaints regarding health, safety or environmental risks or non-compliance, accounting, internal controls, auditing matters, securities law violations, or other serious violations of law or the Corporation's Code of Conduct;

(b) provide protections for persons who, in good faith, report concerns or complaints under this Whistleblower Policy;

(c) ensure that concerns and complaints are investigated promptly and appropriately; and

(d) support the Audit Committee's obligations under National Instrument 52-110 (Audit Committees) to establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

2. SCOPE AND APPLICATION

2.1 This Whistleblower Policy applies to all directors, officers, employees, contractors, and consultants of the Corporation (collectively, "**WB Covered Persons**").

2.2 This Whistleblower Policy supplements, and does not replace, any other complaint, reporting, or grievance procedure of the Corporation or any applicable legal requirements.

3. MATTERS COVERED BY THIS WHISTLEBLOWER POLICY

WB Covered Persons are encouraged to report concerns or complaints relating to:

(a) accounting irregularities, fraudulent financial reporting, misrepresentation of the Corporation's financial results, or violations of applicable financial reporting standards;

(b) deficiencies or weaknesses in the Corporation's internal controls over financial reporting;

(c) improper use or misappropriation of the Corporation's assets or funds;

(d) violations of applicable securities laws, stock exchange rules, or regulatory requirements, including with respect to insider trading, tipping, or disclosure obligations;

(e) violations of the Corporation's Code of Conduct or other policies, including with respect to bribery, corruption, or fraud;

(f) environmental, health and safety, or regulatory violations relating to the Corporation's exploration activities in British Columbia or other jurisdictions;

(g) harassment, discrimination, or other workplace misconduct;

(h) any conduct that constitutes a criminal offence under applicable law; and

(i) any other serious concerns about the conduct of the business of the Corporation.

4. HOW TO REPORT CONCERNS

4.1 Reporting Channels

Concerns may be reported through any of the following channels:

(a) Hotline: The Corporation will establish and maintain on its website a whistleblower hotline or other anonymous reporting procedure;

(b) Direct Report to Audit Committee: Concerns regarding accounting, internal controls, or auditing matters should be submitted directly to the Chair of the Audit Committee, by written communication sent to the Chair of the Audit Committee at the registered office of the Corporation or by email to a dedicated address established by the Audit Committee for this purpose.

(c) Report to Compliance Officer: Concerns regarding other matters may be reported to the Corporation's Compliance Officer (as designated under the Stock Trading Policy or otherwise by the Board), by written or electronic communication.

(d) Anonymous Reporting: Concerns may be submitted anonymously. The Corporation encourages WB Covered Persons to identify themselves to facilitate investigation, but acknowledges that anonymous reporting may be appropriate in certain circumstances.

4.2 Contents of a Report

A report under this Whistleblower Policy should include, to the extent possible:

(a) a description of the concern or complaint in sufficient detail to permit investigation;

(b) the date or approximate period during which the conduct occurred;

(c) the identities of any persons believed to be involved, if known;

(d) any supporting documentation or evidence; and

(e) the reporting person's contact information, unless the report is made anonymously.

5. CONFIDENTIALITY

5.1 The Corporation will treat all reports made under this Whistleblower Policy with strict confidentiality to the fullest extent possible, consistent with the need to investigate the concern and take appropriate action.

5.2 The identity of a reporting person (including an anonymous reporter's identity, to the extent it is known or becomes known) will not be disclosed except:

(a) to those persons within the Corporation or external advisors who need to know in order to investigate the concern or take corrective action;

(b) to applicable regulatory authorities where disclosure is required by law; or

(c) with the explicit written consent of the reporting person.

5.3 WB Covered Persons who become aware of a report or investigation under this Whistleblower Policy are required to maintain strict confidentiality regarding all aspects of the report and the investigation.

6. NON-RETALIATION

6.1 The Corporation strictly prohibits retaliation against any WB Covered Person who:

(a) in good faith reports a concern or complaint under this Whistleblower Policy;

(b) participates in an investigation under this Whistleblower Policy; or

(c) declines to participate in any conduct that the Covered Person, in good faith, believes to be improper.

6.2 Retaliation includes, without limitation, demotion, suspension, termination, harassment, threats, or any other adverse action taken against a WB Covered Person because of a report or participation in an investigation under this Whistleblower Policy.

6.3 Any WB Covered Person who retaliates against another person in violation of this Whistleblower Policy will be subject to disciplinary action, up to and including termination of employment or engagement.

6.4 This Whistleblower Policy does not protect a WB Covered Person who makes a report that is knowingly false or made in bad faith.

7. INVESTIGATION PROCEDURES

7.1 Receipt and Acknowledgement

Upon receipt of a report under this Whistleblower Policy, the Compliance Officer or Chair of the Audit Committee (as applicable) shall promptly:

(a) record the report in the Complaints Register maintained for this purpose;

(b) where the reporting person is not anonymous, acknowledge receipt of the report within five (5) business days; and

(c) assess whether the concern falls within the scope of this Whistleblower Policy.

7.2 Investigation

(a) The Audit Committee shall be responsible for investigating, or directing the investigation of, all reports relating to accounting, internal controls, or auditing matters.

(b) For all other matters, the Compliance Officer, in consultation with the Audit Committee Chair and legal counsel as appropriate, shall be responsible for directing the investigation.

(c) Investigations will be conducted promptly, thoroughly, and impartially. The Corporation may retain independent legal counsel or other external advisors to conduct or assist with an investigation.

(d) All WB Covered Persons are required to cooperate fully and honestly in any investigation conducted pursuant to this Whistleblower Policy.

7.3 Conflict of Interest

If the subject of a complaint is the CEO, CFO, a director, the Compliance Officer, or any other person whose involvement would create a conflict of interest in the investigation, the matter shall be referred directly to the Audit Committee or to independent legal counsel, as appropriate.

7.4 Escalation to Board

The Audit Committee Chair shall report to the full Board regarding any material investigation under this Whistleblower Policy, and shall report to the Board on a quarterly basis (or more frequently as circumstances require) regarding all open investigations.

8. OUTCOME AND FOLLOW-UP

8.1 Upon completion of an investigation, the investigating party will:

(a) document the findings and conclusions;

(b) recommend appropriate corrective actions or remediation measures to the Audit Committee and the Board; and

(c) where practicable and to the extent consistent with confidentiality, notify the reporting person of the outcome of the investigation.

8.2 The Corporation will take prompt corrective action in respect of confirmed violations.

9. RETENTION OF RECORDS

The Compliance Officer shall maintain a Complaints Register recording all reports received under this Whistleblower Policy, the status of each investigation, and the final disposition. Complaints records shall be retained for a minimum of seven (7) years.

10. REPORTING TO REGULATORY AUTHORITIES

Nothing in this Whistleblower Policy prevents any WB Covered Person from reporting concerns directly to the British Columbia Securities Commission, the TSX Venture Exchange, or any other applicable regulatory authority, or from cooperating with any investigation or inquiry by such authorities. WB Covered Persons are encouraged to seek independent legal advice before making a report to a regulatory authority.

11. ADMINISTRATION AND OVERSIGHT

11.1 The Audit Committee shall have primary responsibility for the oversight and administration of this Whistleblower Policy, including reviewing the Complaints Register and ensuring that adequate procedures are in place for the receipt, investigation, and resolution of complaints.

11.2 The Compliance Officer is responsible for the day-to-day administration of this Whistleblower Policy and for providing training to WB Covered Persons regarding this Whistleblower Policy.

12. Review of Whistleblower Policy

This Whistleblower Policy shall be reviewed by the Audit Committee at least annually and any recommended changes shall be submitted to the Board for approval. This Whistleblower Policy shall be made available to all WB Covered Persons and shall be posted on the Corporation's internal communications platform.

Adopted by the Board of Directors on: June 18, 2026

Policy 7. DISCLOSURE PRACTICES POLICY

1. PURPOSE AND SCOPE

1.1 Purpose

Amarc Resources Ltd. (the "Corporation") is committed to providing timely, accurate, complete, and balanced disclosure of all material information to its shareholders, prospective investors, and the public, in compliance with applicable Canadian securities laws, the rules and policies of the TSX Venture Exchange ("TSXV"), and the principles of good corporate governance.

This Disclosure Practices Policy (the "**Disclosure Policy**") establishes the Corporation's framework for the disclosure of material information and the management of material non-public information ("**MNPI**"). It is intended to complement the Corporation's Stock Trading Policy and to assist the Corporation in meeting its continuous and timely disclosure obligations.

1.2 Scope

This Disclosure Policy applies to all directors, officers, employees, and consultants of the Corporation, including any person who has access to MNPI about the Corporation. Adherence to this Disclosure Policy is a condition of continued service with the Corporation.

2. CANADIAN AND U.S. REGULATORY FRAMEWORK

The Corporation's disclosure obligations are governed by, among other instruments:

(a) National Instrument 51-102 (Continuos Disclosure Obligations) ("NI 51-102");

(b) National Instrument 43-101 (Standards of Disclosure for Mineral Projects) ("NI 43-101");

(c) National Instrument 52-109 (Certification of Disclosure in Issuers' Annual and Interim Filings) ("NI 52-109");

(d) National Instrument 55-104 (Insider Reporting Requirements and Exemptions) ("NI 55-104");

(e) Multilateral Instrument 51-105 (Issuers Quoted in the U.S. Over-the-Counter Markets), if applicable;

(f) the Securities Act (British Columbia) and applicable rules and policies of the British Columbia Securities Commission ("BCSC");

(g) TSXV Corporate Finance Manual, including TSXV Disclosure Policy 3.3 (Timely Disclosure);

(h) Section 12(g) of the US Securities Exchange Act of 1934 which permits the Corporation to trade on the OTC subject to making certain filings on 6k that match Canadian disclosures and are concurrent file on EDGAR (sec.gov) and annual filings on form 20F or 40F (for Multi-Jurisdiction Disclosure System (MJDS)) eligible issuers; and

(i) applicable common law and regulatory guidance regarding selective disclosure and tipping.

3. DISCLOSURE COMMITTEE

3.1 Establishment

The Board of Directors (the "Board") shall establish a Disclosure Committee composed of the following members:

(a) Chief Executive Officer, who shall serve as Chair;

(b) Chief Financial Officer;

(c) Corporate Secretary;

(d) VP Investor or Shareholder relations;

(e) A Qualified Person in connection with technical matters; and

(f) such other senior officers or advisors as the CEO may designate from time to time, including legal counsel and the Corporation's investor relations representative.

3.2 Responsibilities of the Disclosure Committee

The Disclosure Committee is responsible for:

(a) implementing and administering this Disclosure Policy;

(b) reviewing and approving all material public disclosure documents prior to release, including press releases, material change reports, annual and interim financial statements and MD&A, the annual information form, the management information circular, and NI 43-101 technical reports as well as US disclosures on forms 6-k (news) and annual filings on forms 20F or 40F;

(c) determining, in consultation with legal counsel where appropriate, whether information constitutes a "material change" or "material fact" requiring immediate public disclosure;

(d) overseeing the Corporation's disclosure controls and procedures and internal controls over financial reporting, in support of the CEO's and CFO's certifications under NI 52-109;

(e) establishing and maintaining a list of persons with access to MNPI (a "restricted list") and managing access to MNPI on a need-to-know basis;

(f) implementing and administering quiet periods, blackout periods, and trading restrictions under this Disclosure Policy and the Corporation's Stock Trading Disclosure Policy;

(g) responding to market rumours and unusual trading activity in the Corporation's securities; and

(h) training directors, officers, employees, and consultants on the requirements of this Disclosure Policy.

3.3 Compliance Officer

The Disclosure Committee shall appoint a person to act as the "Disclosure Compliance Officer" who is tasked with ensuring that disclosures have received approval via the process described in this Disclosure Policy. The Compliance Officer is responsible for day-to-day administration of this Disclosure Policy and shall report to the Disclosure Committee and the Audit Committee quarterly and as additionally required. The Corporate Secretary shall serve as the Compliance Officer unless and until another person is appointed.

4. MATERIAL INFORMATION

4.1 Definition

"Material information" includes both "material facts" and "material changes" as defined under applicable Canadian securities legislation:

(a) a "material fact" is a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Corporation's securities; and

(b) a "material change" is a change in the business, operations, or capital of the Corporation that would reasonably be expected to have a significant effect on

the market price or value of the Corporation's securities, and includes a decision by the Board to implement such a change.

4.2 Examples of Potentially Material Information

The following is a non-exhaustive list of events or information that may be material in the context of Amarc Resources Ltd. as a junior resource explorer:

(a) significant exploration results, including drill results, assay results, geophysical survey results, and channel sampling results;

(b) mineral resource estimate updates or inaugural mineral resource estimates prepared in accordance with NI 43-101;

(c) the filing or amendment of NI 43-101 technical reports;

(d) acquisition or disposition of mineral properties, option agreements, or joint venture arrangements;

(e) issuances of permits or receipt of regulatory approvals material to exploration activities;

(f) significant changes to the Corporation's exploration programs, including the commencement or suspension of material drill programs;

(g) significant financing transactions, including proposed equity offerings, debt financings, or royalty transactions;

(h) changes in senior management or the Board;

(i) material environmental incidents or regulatory orders;

(j) material litigation or regulatory proceedings;

(k) changes in the Corporation's auditor;

(l) proposed changes in capital structure, including share consolidations or share splits; and

(m) any other information that a reasonable investor would likely consider important in making an investment decision.

4.3 Duty to Assess Materiality

All directors, officers, employees, and consultants are responsible for notifying the Disclosure Committee or Compliance Officer promptly upon becoming aware of any information that may be material. In cases of doubt, the matter should be escalated to the Compliance Officer for assessment.

5. TIMELY DISCLOSURE OBLIGATIONS

5.1 Material Change Disclosure

The Corporation shall promptly issue a press release and file a material change report (Form 51-102F3) upon the occurrence of a material change in its business, operations, or capital, in accordance with NI 51-102 and TSXV Disclosure Policy 3.3. The material change report shall be filed no later than ten (10) calendar days after the date on which the material change occurs.

5.2 Confidential Material Change Reports

Where the Corporation reasonably determines that disclosure of a material change would be unduly detrimental to the Corporation's interests (for example, where premature disclosure would prejudice an ongoing negotiation), the Corporation may, with the approval of the Disclosure Committee and in consultation with legal counsel, initially file the material change report on a confidential basis with the applicable securities regulatory authorities, in accordance with the procedures set out in NI 51-102. A confidential material change report must be re-assessed and publicly disclosed as soon as the basis for confidentiality no longer applies, and in any case must be renewed every ten (10) calendar days.

5.3 NI 43-101 Disclosure Requirements

The Corporation shall comply with all disclosure obligations under NI 43-101 in respect of its mineral exploration activities, including:

(a) ensuring that all public disclosure of mineral resource estimates, exploration results, and technical information relating to mineral projects is based on and accurately reflects information prepared by or under the supervision of a "qualified person" (as defined in NI 43-101);

(b) including appropriate NI 43-101 cautionary language in all technical disclosure press releases;

(c) filing NI 43-101 technical reports within the prescribed timeframes following triggering events; and

(d) ensuring that all technical disclosure is reviewed and approved by a qualified person prior to release.

5.4 Responding to Market Rumours and Unusual Trading Activity

The Compliance Officer shall monitor the Corporation's trading activity and, in consultation with the Disclosure Committee and legal counsel:

(a) assess whether any unusual trading activity may be attributable to a leak of MNPI; and

(b) determine whether a responsive disclosure is required, in accordance with applicable securities laws and TSXV policies.

The Corporation's Disclosure Policy is generally not to confirm, comment upon, or deny market rumours. If the TSXV requests the Corporation to comment on a rumour, the Disclosure Committee shall consult with legal counsel before responding.

6. SELECTIVE DISCLOSURE AND TIPPING

6.1 Prohibition on Selective Disclosure

The Corporation shall not disclose material non-public information to any analyst, institutional investor, shareholder, media representative, or other external party without simultaneously making that information available to the general public, except as permitted by applicable securities laws (including where the recipient is subject to a confidentiality and standstill obligation).

6.2 Confidential Discussions

Where the Corporation engages in discussions with third parties (such as in connection with a proposed acquisition, financing, or other transaction) that require disclosure of MNPI, such discussions shall be conducted only after the execution of a written confidentiality and standstill agreement. The Compliance Officer shall maintain a record of all such agreements and the persons covered thereby.

6.3 No Tipping

No director, officer, employee, or consultant shall disclose MNPI about the Corporation to any other person where it is reasonably foreseeable that such person will use the information to trade in the Corporation's securities or communicate it to others who may trade. Tipping is a serious violation of applicable securities laws and of this Disclosure Policy.

7. AUTHORIZED SPOKESPERSONS

7.1 Designated Spokespersons

Only the following individuals are authorized to speak on behalf of the Corporation to investors, analysts, financial media, and other members of the public (collectively, “Authorized Spokespersons”):

(a) the Chief Executive Officer;

(b) the Chair;

(c) such other officers or employees as may be specifically designated by the Board for particular purposes.

7.2 Referral of Inquiries

All inquiries from investors, analysts, the financial media, or other external parties relating to the Corporation's business, financial performance, or securities must be referred to an Authorized Spokesperson. Directors, officers, employees, and consultants who are not

Authorized Spokespersons shall decline to comment on such matters and shall direct inquiries accordingly.

7.3 Investor Presentations and Analyst Meetings

All investor presentations, analyst meetings, investor days, and similar events shall be pre-cleared by the Disclosure Committee. Investor presentations shall be posted on the Corporation's website and filed on SEDAR+ promptly following use with investors or analysts, to the extent required under applicable securities laws and TSXV policies.

8. QUIET PERIODS

8.1 Quarterly Quiet Periods

The Corporation shall observe quarterly quiet periods during which Authorized Spokespersons shall not initiate discussions with analysts, institutional investors, or media representatives regarding the Corporation's financial performance or prospects. The quarterly quiet period shall commence:

(a) seven calendar days prior to the end of each fiscal quarter; and

(b) shall end following the public release of the Corporation's financial results for that quarter.

8.2 Event-Specific Quiet Periods

The Disclosure Committee may impose event-specific quiet periods in connection with any pending material transaction or development that has not yet been publicly disclosed.

8.3 Scope of Quiet Period

During a quiet period, the Corporation shall not without the Disclosure Committee's approval:

(a) initiate new meetings with analysts or institutional investors;

(b) provide guidance on anticipated financial results; or

(c) confirm, update, or revise any previously issued guidance.

9. FORWARD-LOOKING INFORMATION

9.1 Use of Forward-Looking Information

The Corporation may include forward-looking information ("FLI") in its public disclosure documents, subject to compliance with applicable securities laws, including:

(a) clearly identifying all FLI as forward-looking;

(b) including appropriate cautionary language and a statement of material risk factors that could cause actual results to differ materially from those expressed or implied; and

(c) disclosing the material assumptions underlying FLI.

9.2 Approval of FLI

All public disclosure documents containing FLI shall be reviewed and approved by the Disclosure Committee and, where appropriate, legal counsel, prior to release.

10. SOCIAL MEDIA AND ELECTRONIC COMMUNICATIONS

10.1 Corporate Social Media

The Corporation's official social media accounts, websites, and electronic communications platforms are subject to this Policy. All material disclosure communicated through social media or other electronic means must be made in accordance with the requirements of applicable securities laws and TSXV policies, including the simultaneous dissemination of material information through a recognized newswire service.

10.2 Personal Social Media

Directors, officers, employees, and consultants shall not post, share, or comment on material information about the Corporation on personal social media accounts, blogs, online forums, or similar platforms. Any questions regarding the permissibility of public commentary about the Corporation should be directed to the Compliance Officer.

11. RECORD KEEPING

The Compliance Officer shall assist the Company maintaining records of:

(a) all confidentiality agreements entered into in connection with the disclosure of MNPI;

(b) the Corporation's restricted list;

(c) all decisions made by the Disclosure Committee, including materiality assessments; and

(d) all communications with securities regulators and the TSXV regarding disclosure matters.

Such records shall be retained for four (4) years.

12. ADMINISTRATION, TRAINING, AND ENFORCEMENT

12.1 Acknowledgment

The Company shall adopt procedures which requires directors, officers, and employees to sign periodic or on-request acknowledgments confirming that they have read and complied with this Policy.

12.2 Consequences of Violation

Violations of this Policy may result in:

(a) disciplinary action, up to and including termination of employment or engagement;

(b) referral to the BCSC, TSXV, or other applicable regulatory authorities; and

(c) civil or criminal liability under applicable securities laws.

13. Review of Policy

This Policy shall be reviewed at least annually by the Disclosure Committee, and any amendments shall be recommended to the Board for approval. This Policy shall be made available on the Corporation's website.

Adopted by the Board of Directors on: June 18, 2026

Policy 8. CODE OF ETHICAL CONDUCT

1. PURPOSE AND SCOPE

1.1 Purpose

Amarc Resources Ltd. (the "Corporation") is committed to conducting its business and carrying out its mineral exploration activities in an ethical, honest, and responsible manner, in accordance with applicable laws and regulations and in a way that reflects the highest standards of integrity, professionalism, and respect for people and the environment.

This Ethical Conduct of Management, Staff and Contractors Policy (this "**Code of Conduct**") sets out the standards of conduct expected of all persons associated with the Corporation. It is intended to:

(a) promote honest, ethical, and lawful conduct by all Covered Persons (as defined below);

(b) protect the Corporation's reputation and the interests of its shareholders and stakeholders;

(c) ensure compliance with applicable laws, regulations, and the Corporation's internal policies;

(d) provide guidance on the identification and handling of conflicts of interest;

(e) promote a respectful, inclusive, and safe workplace; and

(f) fulfill the Corporation's obligations under applicable securities laws and TSXV policies, including the requirements of National Code of Conduct 58-201

(Corporate Governance Guidelines) and Form 58-101F2 (Corporate Governance Disclosure (Venture Issuers)).

1.2 Scope — Covered Persons

This Code of Conduct applies to all:

(a) directors and officers of the Corporation;

(b) employees of the Corporation, whether full-time, part-time, or on a fixed-term basis;

(c) contractors, consultants, and service providers engaged by the Corporation who have access to the Corporation's operations, properties, information, or personnel ("Contractors"); and

(d) any other persons who act on behalf of the Corporation.

All of the foregoing are referred to collectively as "Covered Persons." Each Covered Person is personally responsible for understanding and complying with this Code of Conduct. The standards in this Code of Conduct apply regardless of where a Covered Person is located or carrying out their work on behalf of the Corporation, including at field sites in British Columbia or other jurisdictions.

2. CORE PRINCIPLES

All Covered Persons are expected to conduct themselves in accordance with the following core principles:

(a) Integrity: Act honestly and with integrity in all business dealings and communications, both within the Corporation and with external parties.

(b) Respect: Treat all colleagues, contractors, community members, Indigenous peoples, regulators, and other stakeholders with dignity, fairness, and respect.

(c) Accountability: Take personal responsibility for compliance with this Code of Conduct and applicable laws, and for reporting known or suspected violations.

(d) Transparency: Communicate openly and honestly, and avoid conduct that conceals or distorts the truth.

(e) Compliance: Comply with all applicable laws, regulations, and the Corporation's internal policies in every jurisdiction in which the Corporation operates.

(f) Environmental Stewardship: Conduct exploration and related activities responsibly, with care for the environment, local communities, and Indigenous peoples.

3. COMPLIANCE WITH LAWS AND REGULATIONS

3.1 General Obligation

All Covered Persons must comply with all applicable laws, regulations, rules, and policies in jurisdictions where the Corporation operates, including:

(a) the Business Corporations Act (British Columbia) and applicable corporate laws;

(b) applicable Canadian securities laws, including the Securities Act (British Columbia), National Instrument 43-101, National Instrument 51-102, National Instrument 55-104, and TSXV policies;

(c) the Mines Act (British Columbia) and applicable mining regulations, including the Health, Safety and Reclamation Code for Mines in British Columbia;

(d) the Environmental Management Act (British Columbia) and other applicable environmental legislation;

(e) the Workers Compensation Act (British Columbia) and applicable occupational health and safety regulations;

(f) the Income Tax Act (Canada) and applicable provincial tax legislation;

(g) the Corruption of Foreign Public Officials Act (Canada); and

(h) all other applicable federal, provincial, and local laws and regulations.

3.2 Seeking Guidance

Where a Covered Person is uncertain about the legality or propriety of a contemplated action, they should seek guidance from the Compliance Officer, their supervisor, or legal counsel before proceeding.

4. CONFLICTS OF INTEREST

4.1 General Prohibition

Covered Persons shall avoid situations in which their personal interests conflict, or could reasonably be perceived to conflict, with the interests of the Corporation. A conflict of interest arises when a Covered Person's personal interests, relationships, or activities could compromise, or appear to compromise, their ability to act in the best interests of the Corporation.

4.2 Examples of Conflicts of Interest

The following are non-exhaustive examples of situations that may give rise to a conflict of interest:

(a) holding an undisclosed direct or indirect financial interest in a competitor, customer, supplier, or party with whom the Corporation is negotiating;

(b) conducting personal business transactions with the Corporation on non-arm's length terms;

(c) using the Corporation's assets, personnel, information, or opportunities for personal gain;

(d) serving as an undisclosed director, officer, or employee of a competitor, supplier, or other entity with interests adverse to the Corporation;

(e) receiving gifts, hospitality, or other benefits from parties with whom the Corporation conducts or seeks to conduct business, beyond what is reasonable and customary (as further described in Section 7);

(f) employing or supervising a family member or close personal associate in circumstances that could compromise objectivity; and

(g) in the specific context of Amarc Resources Ltd.'s mineral exploration activities, personally acquiring or seeking to acquire an interest in mineral properties that the Corporation is evaluating, has rejected, or is likely to evaluate.

4.3 Disclosure and Management of Conflicts

A Covered Person who becomes aware of an actual or potential conflict of interest shall:

(a) promptly and fully disclose the conflict in writing to the Compliance Officer and, in the case of a director or officer, to the Board of Directors;

(b) refrain from participating in any discussion, deliberation, or decision-making process relating to the matter giving rise to the conflict, until the conflict has been reviewed and addressed;

(c) in the case of directors, comply with the conflict of interest provisions of the Business Corporations Act (British Columbia), including the requirement to disclose the conflict at a meeting of the Board, to abstain from voting on the matter, and to refrain from influencing the outcome; and

(d) cooperate with any investigation or review of the conflict.

4.4 Corporate Opportunities

Covered Persons shall not take for themselves, or direct to others, any business opportunity discovered through their service with the Corporation that the Corporation might reasonably be expected to pursue. In the specific context of a junior resource exploration company, this includes prospective mineral properties, staking opportunities, and joint venture or strategic transaction opportunities that come to the Covered Person's attention in the course of their service with the Corporation.

5. CONFIDENTIALITY AND PROTECTION OF INFORMATION

5.1 Confidential Information

All Covered Persons shall maintain the confidentiality of non-public information about the Corporation and its business, operations, mineral properties, financial condition, and personnel, including:

(a) exploration results, drill data, assay results, and geological interpretations;

(b) financial information, projections, and budgets;

(c) proposed transactions, negotiations, or strategic plans;

(d) personnel information and compensation details;

(e) information received from third parties under confidentiality obligations; and

(f) any other information that is proprietary to the Corporation or that the Corporation is obligated to keep confidential.

5.2 Duration of Obligation

The obligation to maintain confidentiality continues after the termination of a Covered Person's service with the Corporation, for so long as the information remains non-public and confidential.

5.3 Interaction with Disclosure Code of Conduct

The handling of material non-public information for purposes of securities law compliance is governed by the Corporation's Disclosure and Stock Trading Policies. Covered Persons should refer to those policies for obligations relating to insider trading and selective disclosure.

6. PROTECTION OF CORPORATION ASSETS

6.1 General Obligation

All Covered Persons shall protect and use the Corporation's assets, resources, and property responsibly and only for legitimate business purposes. The Corporation's assets include, but are not limited to:

(a) physical assets, including equipment, vehicles, field supplies, drill core, and geological samples;

(b) project legal titles and records;

(c) financial assets and funds;

(d) intellectual property, including geological data, interpretations, reports, and software;

(e) information technology systems and data; and

(f) the Corporation's reputation and investor and business relationships.

6.2 Prohibition on Misuse

No Covered Person shall use the Corporation's assets for personal gain, or permit others to do so. Any suspected misappropriation, theft, or misuse of the Corporation's assets should be reported immediately to the Compliance Officer.

6.3 Expense Reporting

All business expenses must be accurately recorded, documented with appropriate receipts, and submitted for reimbursement in accordance with the Corporation's expense Code of Conduct. Covered Persons shall not submit false or inflated expense claims.

7. GIFTS, ENTERTAINMENT, AND ANTI-BRIBERY

7.1 Gifts and Entertainment

Covered Persons shall not offer, give, solicit, or accept gifts, hospitality, entertainment, or other benefits in connection with the Corporation's business if doing so could:

(a) create or appear to create an obligation, improper influence, or conflict of interest;

(b) be perceived as an attempt to obtain a business advantage by improper means; or

(c) violate applicable laws, including anti-bribery and anti-corruption legislation.

Gifts and entertainment of nominal value that are customary and consistent with ethical business practices, and that are not cash or cash-equivalent, may be acceptable. Where there is doubt as to whether a gift or benefit is appropriate, the Covered Person should seek guidance from the Compliance Officer before accepting or offering it.

7.2 Anti-Bribery and Anti-Corruption

Covered Persons shall not, directly or indirectly, offer, promise, give, authorize, solicit, or accept any bribe, kickback, or improper payment or benefit, whether in cash or in kind, to or from any person (including public officials, government employees, or private persons) for the purpose of improperly influencing any decision, obtaining any advantage, or facilitating any improper act. This prohibition applies in all jurisdictions in which Amarc Resources Ltd. operates and is consistent with the requirements of the Corruption of Foreign Public Officials Act (Canada) and any other applicable legislation including that applicable to any joint venture partner.

7.3 Facilitation Payments

The Corporation prohibits all facilitation payments (such as fees or payments made to expedite routine governmental actions), regardless of local custom or practice.

8. FAIR DEALING AND INDIGENOUS ENGAGEMENT

8.1 Fair Dealing

All Covered Persons shall deal fairly with the Corporation's shareholders, investors, employees, contractors, suppliers, regulators, Indigenous communities, and all other parties. No Covered Person shall take advantage of any person through manipulation, concealment, misrepresentation, or any other unfair practice. Contractors shall demonstrate that efforts were made to ascertain the availability of indigenous owned or operated suppliers and workers to ensure they are materially represented.

8.2 Competition Laws

All Covered Persons shall comply with applicable competition and antitrust laws. Covered Persons shall not enter into agreements or arrangements with competitors that are prohibited under applicable competition legislation, including price-fixing, market allocation, or bid-rigging.

9. WORKPLACE CONDUCT AND HUMAN RIGHTS

9.1 Respectful Workplace

The Corporation is committed to maintaining a workplace that is free from harassment, bullying, and discrimination. All Covered Persons shall treat one another and all persons they interact with in the course of their work with dignity and respect, consistent with the requirements of the Human Rights Code (British Columbia) and applicable workplace legislation.

9.2 Prohibition on Harassment and Discrimination

The Corporation prohibits all forms of harassment, including sexual harassment, and discrimination based on any protected ground under the Human Rights Code (British Columbia), including race, colour, ancestry, place of origin, religion, marital status, family status, physical or mental disability, sex, sexual orientation, gender identity or expression, or age.

9.3 Duty to Report

Covered Persons who experience or witness harassment, bullying, or discrimination in the workplace are encouraged to report the matter to their supervisor, the Compliance Officer, or through the Corporation's Whistleblower Code of Conduct.

9.4 No Forced or Child Labour

The Corporation prohibits all forms of forced, compulsory, or child labour in its operations and supply chain, consistent with the Corporation's obligations under applicable Canadian law and international human rights norms.

9.5 Indigenous Rights and Cultural Respect

In conducting exploration activities in British Columbia and other jurisdictions, all Covered Persons shall:

(a) treat Indigenous peoples and their communities with respect and cultural sensitivity;

(b) comply with applicable laws and the Corporation's obligations in relation to the duty to consult and accommodate, and the principles of the Declaration on the Rights of Indigenous Peoples Act (British Columbia); and

(c) refrain from any conduct that may damage, disturb, or disrespect Indigenous cultural heritage sites, archaeological sites, or sacred sites.

10. HEALTH, SAFETY, AND ENVIRONMENTAL RESPONSIBILITY

10.1 Health and Safety

All Covered Persons shall comply with the Corporation's health and safety policies and applicable occupational health and safety laws, and shall take all reasonable steps to ensure their own safety and the safety of those around them. Covered Persons shall promptly report any unsafe conditions, near misses, or incidents to their supervisor or the Corporation's health and safety officer.

10.2 Environmental Responsibility

All Covered Persons engaged in the Corporation's field exploration programs shall conduct activities in an environmentally responsible manner, in accordance with applicable environmental laws, the Corporation's environmental policies, and any conditions attached to applicable exploration permits. Covered Persons shall promptly report any actual or potential environmental incidents to their supervisor or the relevant compliance officer.

11. REPORTING VIOLATIONS AND NON-RETALIATION

11.1 Duty to Report

Every Covered Person has a responsibility to report promptly any known or suspected violation of this Code of Conduct, applicable law, or the Corporation's other internal policies, to:

(a) their direct supervisor or manager;

(b) the Compliance Officer; or

(c) through the procedures set out in the Corporation's Whistleblower Code of Conduct, including anonymously where the Covered Person so chooses.

11.2 No Retaliation

The Corporation strictly prohibits retaliation against any Covered Person who, in good faith, reports a known or suspected violation of this Code of Conduct, participates in an investigation

of a potential violation, or declines to participate in conduct that would violate this Code of Conduct. Any Covered Person who retaliates against a person for any of the foregoing will be subject to serious disciplinary action, up to and including termination of employment or engagement.

11.3 Good Faith Reporting

Reports of violations must be made in good faith. Knowingly making a false or malicious report is itself a violation of this Code of Conduct and may result in disciplinary action.

12. COMPLIANCE OFFICER

12.1 Designation

The Board shall designate a Compliance Officer responsible for the administration of this Code of Conduct. The Compliance Officer shall be the Corporate Secretary unless another person is designated by the CEO, subject to Board approval.

12.2 Responsibilities

The Compliance Officer is responsible for:

(a) receiving reports of known or suspected violations of this Code of Conduct;

(b) conducting or overseeing investigations into alleged violations;

(c) maintaining records of all reports and investigations;

(d) reporting significant violations or systemic compliance issues to the Corporate Governance and Nominating Committee and the Board; and

(e) recommending amendments to this Code of Conduct as required.

13. Investigations and Disciplinary Action

13.1 Investigations

All reported violations of this Code of Conduct will be reviewed promptly and investigated as appropriate. Investigations shall be conducted fairly, confidentially, and in a manner that protects the rights of all parties. Covered Persons are required to cooperate fully with all investigations.

13.2 Disciplinary Action

Any Covered Person who violates this Code of Conduct may be subject to disciplinary action, which may include:

(a) a formal warning or reprimand;

(b) mandatory training or counseling;

(c) suspension or termination of employment or engagement; and/or

(d) referral to applicable regulatory authorities or law enforcement.

The Corporation reserves the right to seek all available legal remedies in connection with any violation of this Code of Conduct.

14. WAIVERS

Any waiver of this Code of Conduct for a director or officer of the Corporation must be approved by the Board of Directors (or a committee thereof) and shall be disclosed to shareholders where required by applicable securities laws or TSXV policies.

15. ACKNOWLEDGMENT

15.1 Annual Acknowledgment

All Covered Persons shall be required to sign an annual acknowledgment, in a form approved by the Compliance Officer, confirming that they have read, understood, and agree to comply with this Code of Conduct.

15.2 New Covered Persons

All new directors, officers, employees, and Contractors shall receive a copy of this Code of Conduct and shall sign the acknowledgment form as a condition of commencing their service with the Corporation.

16. REVIEW OF CODE OF CONDUCT

The Corporate Governance and Nominating Committee shall review this Code of Conduct at least annually and recommend any amendments to the Board for approval. This Code of Conduct shall be posted on the Corporation's website and filed on SEDAR+ as part of the Corporation's annual corporate governance disclosure.

Policy 9. MAJORITY VOTES POLICY

1. PURPOSE

The Board of Directors (the "Board") of Amarc Resources Ltd. (the "**Corporation**") has adopted this Majority Votes Policy (the "Policy") to provide a transparent and accountable process for the election of directors. The Policy reflects the Board's commitment to good corporate governance and shareholder democracy.

2. APPLICATION

This Policy applies to the election of directors at any meeting of shareholders of the Corporation at which directors are to be elected and where the election is conducted by way of

an uncontested election (i.e., where the number of nominees for director does not exceed the number of directors to be elected).

This Policy does not apply to contested elections (i.e., where the number of nominees for director exceeds the number of directors to be elected), in which case the directors shall be elected by a plurality of votes cast.

3. VOTING STANDARD

In an uncontested election of directors, each director nominee must receive more votes cast in favor of their election than votes withheld with respect to their election (a "**Majority of Votes**"). Accordingly, if any director nominee receives more votes withheld than votes in favor (a "Majority Withheld Vote"), that nominee shall be required to promptly tender their resignation from the Board in accordance with this Policy.

4. RESIGNATION REQUIREMENT

4.1 Any director nominee who receives a Majority Withheld Vote in an uncontested election shall tender their resignation to the Chair of the Board promptly following the meeting at which the Majority Withheld Vote occurred. The resignation shall be conditional upon acceptance by the Board pursuant to Section 5 below.

4.2 A director who tenders their resignation pursuant to this Section 4 shall not participate in any Board or committee deliberations or vote regarding whether to accept their own resignation.

5. BOARD CONSIDERATION AND RESPONSE

5.1 The NGC Committee shall consider the resignation and shall make a recommendation to the Board as to whether to accept or reject it, or whether to take other action.

5.2 In determining whether to recommend acceptance or rejection of the resignation, the NGC Committee may consider all relevant factors, including without limitation:

- (a) the underlying reasons or circumstances, if known, why shareholders withheld votes from that director;
- (b) the director's length of service, qualifications, expertise, and contributions to the Corporation;
- (c) the impact of the director's departure on the Corporation, including any applicable regulatory, stock exchange listing, or committee composition requirements;
- (d) whether accepting the resignation would cause the Corporation to fail to meet applicable corporate law requirements, TSX Venture Exchange ("TSXV") or pother stock exchange listing requirements, or securities regulatory requirements;
- (e) whether remedial action could be taken to address any underlying shareholder concerns without accepting the resignation; and

- (f) any other factors the Committee or the Board considers relevant in the circumstances.

5.3 The Board shall act on the Committee's recommendation within ninety (90) days following the meeting at which the Majority Withheld Vote occurred.

5.4 Following the Board's determination, the Corporation shall promptly issue a news release disclosing the Board's decision and the reasons therefor. If the Board determines to reject the resignation, such news release shall fully explain the reasons for that decision. A copy of such news release shall be provided to the TSXV.

6. VACANCY

If the Board accepts a director's resignation pursuant to this Policy, or if a director otherwise fails to be re-elected, the Board may, in its discretion:

- (a) leave the resulting vacancy unfilled until the next annual meeting of shareholders;
- (b) fill the vacancy by appointing a new director whom the Board considers to merit the confidence of the shareholders; or
- (c) call a special meeting of shareholders to elect a new director.

In filling any such vacancy, the Board shall give due consideration to the reasons, if any, that led to the Majority Withheld Vote.

7. DISCLOSURE

The Corporation shall disclose this Policy in its annual management information circular and on the Corporation's website, and shall report the voting results with respect to the election of directors at each annual meeting of shareholders, including the number and percentage of votes cast in favor of or withheld with respect to each director nominee, in accordance with applicable TSXV requirements and securities law.

8. AMENDMENT AND WAIVER

The Board reserves the right to amend, restate, or revoke this Policy at any time in its sole discretion, subject to applicable law and TSXV listing requirements. This Policy is not intended to, and shall not, limit or restrict the discretion of the Board to act in the best interests of the Corporation and its shareholders in any particular circumstance.

9. EFFECTIVE DATE

Adopted by the Board of Directors on: June 18, 2026

Policy 10. CRISIS MANAGEMENT PLAN

1. EXECUTIVE SUMMARY

This Crisis Management Plan establishes the framework for Amarc Resources Inc. (the "**Corporation**") to effectively prepare for, respond to, and recover from crisis situations that may threaten the Corporation's employees, contractors, operations, reputation, stakeholder relationships, or regulatory compliance. As a public mineral exploration Corporation, the Corporation faces special risks including operational incidents, environmental events, regulatory challenges, and market volatility.

Purpose: To provide clear protocols and decision-making frameworks to protect the Corporation's employees, communities, environment, assets, and reputation during crisis situations.

Scope: This plan applies to all Corporation operations, employees, contractors, and stakeholders.

2. CRISIS MANAGEMENT TEAM (CMT)

2.1 Core Team Structure

Role	Primary Responsibilities	Backup
Crisis Manager (CEO)	Overall crisis leadership, final decision authority, stakeholder communication	COO
Site Manager	Site safety, operational response, resource deployment	Senior Site Employee
Communications Lead (VP Communications)	Media relations, public statements, stakeholder communications	External PR Consultant
Legal Counsel (Secretary General Counsel/External)	Legal compliance, regulatory liaison, liability management	External Legal Firm
Financial Officer (CFO)	Financial impact assessment, insurance claims, investor relations	Controller
HSE Lead (Chair of HSEI Committee)	Safety protocols, environmental response, regulatory reporting	Senior HSE Advisor
HR Lead (HR Manager)	Employee welfare, family liaison, counseling services	External HR Consultant

2.2 Contact Protocol

(a) Primary Contact List: Maintain 24/7 contact information for all CMT members

(b) Activation: Any CMT member can activate the crisis response

(c) Assembly Time: CMT must convene within 2 hours of crisis declaration

(d) Communication Hub: Establish dedicated crisis communication channel (secure platform)

3. CRISIS CATEGORIES & RISK ASSESSMENT

3.1 Operational Crises

High Risk:

(a) Fatality or serious injury at exploration site

(b) Major equipment failure or accident

(c) Site evacuation due to safety concerns

(d) Contractor or third-party incidents

Medium Risk:

(a) Minor injuries requiring medical treatment

(b) Equipment damage causing operational delays

(c) Access road or infrastructure failures

3.2 Environmental Crises

High Risk:

(a) Significant environmental contamination (water, soil, air)

(b) Hazardous material spill or release

(c) Damage to protected ecosystems or species habitat

(d) Failure of environmental controls or containment systems

Medium Risk:

(a) Minor spills contained on-site

(b) Exceedance of environmental monitoring thresholds

(c) Wildlife incidents

3.3 Regulatory & Legal Crises

High Risk:

(a) Suspension or revocation of exploration permits

(b) Regulatory enforcement action or prosecution

(c) Major non-compliance findings

(d) Legal action by Indigenous communities or landowners

Medium Risk:

(a) Regulatory warnings or notices

(b) Permit delays or conditions

(c) Minor compliance issues

3.4 Financial & Market Crises

High Risk:

(a) Sudden loss of major funding or investor

(b) Trading halt or delisting threat

(c) Fraud or financial misconduct allegations

(d) Insolvency or liquidity crisis

Medium Risk:

(a) Significant share price decline

(b) Analyst downgrades

(c) Budget overruns on major projects

3.5 Reputational Crises

High Risk:

(a) Negative media coverage (national/international)

(b) Social media crisis or activist campaign

(c) Community protests or blockades

(d) Executive misconduct allegations

Medium Risk:

(a) Local community concerns

(b) Negative social media commentary

(c) Stakeholder complaints

3.6 Security & External Threats

High Risk:

(a) Terrorism or sabotage

(b) Civil unrest affecting operations

(c) Kidnapping or hostage situation

(d) Cyber attack or data breach

Medium Risk:

(a) Theft or vandalism

(b) Unauthorized site access

(c) Threats against personnel

3.7 Natural Disasters & Force Majeure

High Risk:

(a) Earthquake, flood, or severe weather event

(b) Wildfire threatening operations

(c) Pandemic affecting workforce

Medium Risk:

(a) Seasonal weather disruptions

(b) Regional power outages

4. CRISIS RESPONSE PROTOCOLS

4.1 Immediate Response (0-2 Hours)

Step 1: Assess & Secure

(a) Ensure immediate safety of all personnel

(b) Secure the incident site

(c) Prevent escalation of the crisis

(d) Account for all personnel

Step 2: Notify

(a) Alert Crisis Manager

(b) Activate CMT

(c) Notify emergency services if required

(d) Initial notification to Board Chair

Step 3: Gather Information

(a) What happened?

(b) When and where?

(c) Who is affected?

(d) What is the current status?

(e) What are the immediate risks?

Step 4: Establish Command Center

(a) Physical location or virtual platform

(b) Secure communication channels

(c) Document all actions and decisions

4.2 Short-Term Response (2-24 Hours)

CMT Actions:

(a) Full situation assessment

(b) Declare crisis level (Level 1: Minor, Level 2: Moderate, Level 3: Major)

(c) Develop initial response strategy

(d) Assign specific responsibilities

(e) Establish communication protocols

Key Priorities:

(a) Personnel safety and welfare

(b) Environmental containment

(c) Regulatory notifications (as required by law)

(d) Stakeholder communication plan

(e) Media response preparation

Documentation:

(a) Incident log (chronological record)

(b) Decision register

(c) Communication tracker

(d) Expense tracking

4.3 Medium-Term Response (1-7 Days)

(a) Implement full response plan

(b) Regular CMT meetings (minimum twice daily)

(c) Stakeholder updates

(d) Investigation commencement

(e) Resource mobilization

(f) Legal and insurance notifications

(g) Board updates

4.4 Long-Term Response & Recovery (7+ Days)

(a) Transition from crisis to recovery mode

(b) Root cause analysis

(c) Corrective action plan

(d) Stakeholder relationship rebuilding

(e) Reputation management

(f) Lessons learned review

(g) Plan updates

5. COMMUNICATION PROTOCOLS

5.1 Internal Communication

Employees:

(a) Initial notification within 2 hours

(b) Regular updates via email/SMS

(c) Town hall meetings as appropriate

(d) Dedicated information hotline

Board of Directors:

(a) Immediate notification to Chair for Level 2-3 crises

(b) Full Board briefing within 24 hours

(c) Regular updates during crisis

5.2 External Communication

Regulatory Authorities:

(a) Immediate notification as required by permits/regulations

(b) Written incident reports within prescribed timeframes

(c) Ongoing liaison through HSE Lead and Legal Counsel

Investors & Shareholders:

(a) Assess disclosure obligations under securities law

(b) Prepare news release if material event

(c) Investor relations briefing

(d) Consider trading halt if appropriate

Media:

(a) All media inquiries directed to Communications Lead

(b) Prepare holding statement within 2 hours

(c) Full statement within 6 hours

(d) Designate single spokesperson

(e) Monitor media coverage

Community & Indigenous Groups:

(a) Direct notification to affected communities

(b) In-person meetings where appropriate

(c) Transparent information sharing

(d) Ongoing dialogue

Contractors & Suppliers:

(a) Notify affected parties

(b) Coordinate response efforts

(c) Manage contractual implications

5.3 Communication Principles

(a) Accuracy: Only communicate verified information

(b) Transparency: Be honest about what is known and unknown

(c) Timeliness: Communicate early and often

(d) Consistency: Ensure all messages are aligned

(e) Empathy: Show concern for those affected

(f) Responsibility: Acknowledge Corporation's role and commitment to resolution

5.4 Holding Statement Template

"Amarc is aware of an incident that occurred at [location] on [date]. The safety and wellbeing of our personnel is our top priority. We are currently assessing the situation and working with [relevant authorities/emergency services]. We will provide further information as it becomes available. For inquiries, please contact [Communications Lead] at [contact details]."

6. SPECIFIC CRISIS SCENARIOS & RESPONSE PLANS

6.1 Fatality or Serious Injury

Immediate Actions:

(a) Emergency medical response

(b) Site lockdown and preservation

(c) Notify emergency services and regulators

(d) Family notification (HR Lead with Crisis Manager)

(e) Activate critical incident stress management

Key Considerations:

(a) Regulatory investigation cooperation

(b) Worker's compensation processes

(c) Counseling services for workforce

(d) Media management

(e) Potential operational suspension

6.2 Environmental Incident

Immediate Actions:

(a) Containment and mitigation measures

(b) Environmental monitoring

(c) Regulatory notification (within required timeframe)

(d) Engage environmental consultants

(e) Document incident thoroughly

Key Considerations:

(a) Remediation planning and costs

(b) Regulatory compliance and potential penalties

(c) Community and stakeholder concerns

(d) Long-term environmental monitoring

(e) Permit implications

6.3 Permit Suspension or Regulatory Action

Immediate Actions:

(a) Understand grounds for action

(b) Legal counsel engagement

(c) Cease affected activities

(d) Assess operational and financial impact

(e) Develop response and remediation plan

Key Considerations:

(a) Securities disclosure requirements

(b) Investor communication

(c) Timeline for resolution

(d) Relationship management with regulator

(e) Operational alternatives

6.4 Community Blockade or Protest

Immediate Actions:

(a) Ensure personnel safety

(b) Avoid confrontation

(c) Engage community leaders

(d) Understand grievances

(e) Legal assessment of rights and options

Key Considerations:

(a) Dialogue and negotiation approach

(b) Indigenous consultation obligations

(c) Media management

(d) Operational impact and alternatives

(e) Long-term relationship building

6.5 Cyber Attack or Data Breach

Immediate Actions:

(a) Isolate affected systems

(b) Engage IT security specialists

(c) Assess scope of breach

(d) Preserve evidence

(e) Notify affected parties as required by law

Key Considerations:

(a) Privacy law compliance

(b) Securities disclosure

(c) Regulatory notifications

(d) System restoration

(e) Enhanced security measures

6.6 Financial Crisis

Immediate Actions:

(a) Assess cash position and runway

(b) Engage financial advisors

(c) Review all commitments and obligations

(d) Explore financing options

(e) Board engagement

Key Considerations:

(a) Securities disclosure

(b) Creditor management

(c) Operational prioritization

(d) Strategic alternatives

(e) Stakeholder confidence

7. STAKEHOLDER MANAGEMENT

7.1 Key Stakeholder Map

Stakeholder Group	Primary Concerns	Communication Channel	Lead Contact
Employees	Safety, job security	Direct meetings, email	HR Lead
Board of Directors	Liability, reputation, financial impact	Direct briefings	Crisis Manager
Investors/Shareholders	Financial impact, disclosure	News releases, calls	CFO
Regulatory Authorities	Compliance, safety, environment	Formal notifications	HSE Lead/Legal
Indigenous Communities	Environmental impact, consultation	In-person meetings	Operations Lead
Local Communities	Safety, environment, employment	Community meetings	Communications Lead
Media	Facts, Corporation response	Press releases, interviews	Communications Lead
Contractors/Suppliers	Operational impact, payment	Direct contact	Operations Lead
Insurance Providers	Incident details, claims	Formal notifications	CFO

7.2 Stakeholder Communication Matrix

Level 1 Crisis (Minor):

(a) Internal notification only

(b) Regulatory notification if required

(c) No public disclosure unless material

Level 2 Crisis (Moderate):

(a) Full internal communication

(b) Board notification

(c) Regulatory notification

(d) Affected stakeholder notification

(e) Consider public disclosure

Level 3 Crisis (Major):

(a) All stakeholder groups notified

(b) Public disclosure/news release

(c) Media management

(d) Community meetings

(e) Investor briefings

8. RESOURCES & SUPPORT

8.1 Emergency Contacts

(a) Emergency Services: 911 (or local equivalent)

(b) Poison Control: [Number]

(c) Environmental Emergency: [Provincial/State Hotline]

(d) Mining Regulator: [Contact Details]

(e) Securities Regulator: [Contact Details]

8.2 External Support Services

(a) Crisis PR Firm: [Name, Contact, Retainer Status]

(b) Legal Counsel: [Firm, Contact, Specialization]

(c) Environmental Consultants: [Firm, Contact, 24/7 Number]

(d) Security Consultants: [Firm, Contact]

(e) Medical/Psychological Services: [Provider, Contact]

(f) IT Security: [Firm, Contact]

8.3 Crisis Management Resources

(a) Crisis Management Room: [Location]

(b) Emergency Equipment: [Location and inventory]

(c) Crisis Management Software: [Platform details]

(d) Document Templates: [Location/server]

(e) Contact Lists: [Secure location, update frequency]

8.4 Insurance Coverage

(a) General Liability: [Policy number, provider, coverage limits]

(b) Directors & Officers: [Policy details]

(c) Environmental: [Policy details]

(d) Business Interruption: [Policy details]

(e) Cyber Insurance: [Policy details]

9. TRAINING & PREPAREDNESS

9.1 Training Requirements

CMT Members:

(a) Annual crisis management training

(b) Tabletop exercises (semi-annual)

(c) Media training for spokespersons

(d) Incident command system training

All Employees:

(a) Emergency response procedures (site-specific)

(b) Reporting protocols

(c) Annual safety training

9.2 Crisis Simulation Exercises

Frequency: Minimum annually

Scenarios to Test:

(a) Serious injury scenario

(b) Environmental spill

(c) Community relations crisis

(d) Financial/market crisis

(e) Cyber security incident

Exercise Objectives:

(a) Test CMT activation and assembly

(b) Evaluate decision-making processes

(c) Test communication protocols

(d) Identify gaps and improvement areas

(e) Build team confidence and capability

9.3 Plan Maintenance

Review Schedule:

(a) Full plan review: Annually

(b) Contact list updates: Quarterly

(c) Post-incident review: After each crisis

(d) Regulatory updates: As required

Responsibility: Crisis Manager with input from all CMT members

10. POST-CRISIS REVIEW

10.1 Debriefing Process

Timing: Within 2 weeks of crisis resolution

Participants: All CMT members and key responders

Agenda:

(a) Timeline review

(b) What worked well?

(c) What could be improved?

(d) Were resources adequate?

(e) Was communication effective?

(f) Were decisions appropriate?

10.2 Lessons Learned

(a) Document key findings

(b) Identify corrective actions

(c) Assign responsibilities for improvements

(d) Update crisis management plan

(e) Share learnings across organization

10.3 Reporting

(a) Incident report to Board

(b) Regulatory reports as required

(c) Insurance claim documentation

(d) Public disclosure if material

(e) Internal communication of lessons learned

11. LEGAL & REGULATORY CONSIDERATIONS

11.1 Disclosure Obligations

Securities Law:

(a) Material change reporting requirements

(b) Continuous disclosure obligations

(c) Trading blackout considerations

(d) Insider trading restrictions

Regulatory Reporting:

(a) Mining regulator incident reporting

(b) Environmental incident reporting

(c) Occupational health and safety reporting

(d) Other sector-specific requirements

11.2 Legal Privilege

(a) Involve legal counsel early to protect privilege

(b) Mark sensitive documents "Privileged and Confidential"

(c) Separate investigation from operational response where appropriate

11.3 Document Retention

(a) Preserve all crisis-related documents

(b) Implement litigation hold if appropriate

(c) Follow document retention policy

(d) Secure electronic and physical records

12. APPENDICES

Appendix A: Contact Lists

- CMT contact details (24/7)
- Board contact details
- External advisors and consultants
- Regulatory authorities
- Emergency services
- Key stakeholders

Appendix B: Communication Templates

- Holding statement
- News release template
- Internal communication template
- Regulatory notification template
- Social media response guidelines

Appendix C: Checklists

- Crisis activation checklist
- First responder checklist
- CMT meeting agenda template
- Media interview checklist
- Post-crisis review checklist

Appendix D: Site-Specific Plans

- Emergency response plans for each site
- Evacuation procedures
- Site maps and access routes

- Local emergency contacts
- Environmental sensitivity maps

Appendix E: Regulatory Requirements

- Summary of reporting obligations
- Notification timeframes
- Required forms and formats
- Regulatory contact details

PLAN APPROVAL & DISTRIBUTION

Approved by:

[CEO Name] Chief Executive Officer Date: ______________

Distribution:

- All Crisis Management Team members
- Board of Directors
- Site Managers
- Senior Leadership Team
- External legal counsel (copy)

Confidentiality: This plan contains sensitive information and should be treated as confidential.

Version Control: Version 1.0 | Date: [Current Date] | Next Review: [Date + 1 Year]

This Crisis Management Plan provides a comprehensive framework tailored to the unique challenges faced by small public mineral exploration companies. It should be customized with your Corporation's specific details, contact information, and site-specific procedures. Regular training, testing, and updates will ensure the plan remains effective and relevant.

End of Amarc Resources Ltd. Governance Manual Charters and Policies